EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2026 Net Income of $8.8 million, or $1.82 per share

ELMIRA, N.Y., July 22, 2026 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $8.8 million, or $1.82 per share, for the second quarter of 2026, compared to net income of $9.2 million, or $1.91 per share, for the first quarter of 2026, and a net loss of $6.5 million, or $1.35 per share, for the second quarter of 2025.

"One year after initiating our balance sheet repositioning, the positive trajectory of the Corporation's operating results demonstrates the effectiveness of the actions we took to enhance earnings power, improve balance sheet flexibility, and better position the organization for long-term success," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Compared to the same period last year, net interest income increased significantly, net interest margin expanded, funding costs declined, and commercial loan growth remained strong across key markets. Together, these results reflect the benefits of the strategic decisions made in 2025 and our continued focus on disciplined execution," Tomson concluded.

Second Quarter 2026 Highlights:

  Net interest income increased $3.9 million, or 18.8%, in the second quarter of 2026, compared to the same period in the prior year, while net interest margin expanded 62 basis points to 3.67% over the same period. 1
  Year to date annualized loan growth totaled 8.7%, including annualized commercial loan growth of 13.0%.
  Year to date annualized customer deposit growth totaled 8.3%, supported by strong growth in non interest-bearing deposits, which comprised 28.8% of total deposits as of June 30, 2026, compared to 27.5% as of prior year-end.
  Dividends declared during the second quarter of 2026 were $0.34 per share.

1 See the GAAP to Non-GAAP reconciliations.

2nd Quarter 2026 vs 1st Quarter 2026

Net Interest Income:

Net interest income for the second quarter of 2026 totaled $24.7 million, compared to $23.6 million for the prior quarter, an increase of $1.1 million, or 4.7%, driven by an increase of $1.3 million in interest income on loans, partially offset by increases of $0.2 million in interest expense on deposits and $0.1 million in interest expense on borrowed funds.

Interest income on loans increased mainly due to an increase of $46.4 million in average balances of total loans and an increase of five basis points in the average yield on total loans, each compared to the prior quarter. The increase in average balances of total loans was concentrated in an increase of $54.5 million in average balances of commercial loans, which was further concentrated in non-owner occupied commercial real estate loans. A majority of the increase in average balances of commercial loans was attributable to the Corporation's Canal Bank division in Western New York, with the remaining portion of the increase being attributable to the Corporation's Capital Bank division in the Albany area market. Average balances of consumer loans declined $7.6 million, compared to the prior quarter, while average balances of residential mortgage loans were approximately in line with the prior quarter. The decline in average balances of consumer loans was largely due to a decline in average balances of indirect auto loans, as a result of the Corporation continuing to prioritize funding other types of lending.

The average yield on total loans increased mainly due to an increase of five basis points in the average yield on commercial loans, as well as an increase of 11 basis points in the average yield on consumer loans, each compared to the prior quarter. The average yield on residential mortgage loans was in line with the prior quarter. The increase in the average yield on commercial loans was primarily due to an increase in interest income recognized on the payoff of nonaccrual commercial loans compared to the prior quarter, an increase in average balances of commercial lines of credit, which tend to carry higher interest rates than commercial term loans, new balances continuing to be originated at higher interest rates relative to the portfolio's average rate, and the impact of interest rate resets on loans originated in the previous lower interest rate environment. The increase in the average yield on consumer loans was largely due to normal turnover in the Corporation's indirect auto lending portfolio as older, lower-yielding balances were replaced by higher-yielding balances in the current quarter. Also contributing to the increase was the repricing of prior promotional home equity lines of credit, which had carried below market interest rates for one year following origination, some of which repriced based on the Prime rate in the current quarter.

Interest expense on deposits increased mainly due to an increase of four basis points in the average cost of total customer interest-bearing deposits, as well as an increase of $39.2 million in average balances of total customer interest-bearing deposits, each compared to the prior quarter, partially offset by a decrease of four basis points in the average cost of brokered deposits, as well as a decrease of $30.5 million in average balances of brokered deposits, each compared to the prior quarter. The increases in the average cost and average balances of customer interest-bearing deposits were each concentrated in savings and money market deposits, which increased 12 basis points and $61.1 million, respectively, compared to the prior quarter. The increase in the average cost and average balances of savings and money market deposits was largely due to an increase in municipal insured cash sweep (ICS) deposits, as well as the introduction of a new escrow product, both of which tend to carry higher costs relative to other types of savings and money market deposits.

Interest expense on borrowed funds increased largely due to an increase of $4.0 million in average balances of total borrowings, compared to the prior quarter. The average cost of total borrowed funds decreased seven basis points compared to the prior quarter, from 5.74% in the prior quarter to 5.67% in the current quarter.

Fully taxable equivalent net interest margin was 3.67% for the current quarter, compared to 3.60% for the prior quarter. Average interest-earning assets increased $44.4 million and average interest-bearing liabilities increased $12.6 million during the second quarter, each compared to the prior quarter. The average yield on interest-earning assets increased five basis points to 5.18% compared to the prior quarter, while the average cost of interest-bearing liabilities was in line with the prior quarter, at 2.27%. Total cost of funds was 1.67% for the current quarter, in line with the prior quarter.

Provision for Credit Losses:

Provision for credit losses was $0.6 million for the second quarter of 2026, in line with the prior quarter. Provision expense in the current quarter was primarily due to loan growth, concentrated in commercial real estate loans, an additional specific allocation of $0.2 million on a commercial real estate loan, and net charge-offs of $0.2 million. Provision expense in the prior quarter largely consisted of specific allocations totaling $1.2 million in relation to two commercial loans, increases in qualitative adjustment rates applied to the Corporation's CECL model, and commercial real estate loan growth. Partially offsetting provision expense in the prior quarter was the impact of the annual update and recalibration of loss drivers used in the Corporation's CECL model, which is implemented in the first quarter each year, resulting in a decrease in modeled loss rates, and a $0.7 million recovery of a previously charged-off commercial loan, which resulted in total net recoveries of $0.1 million in the prior quarter.

Non-Interest Income:

Non-interest income for the second quarter of 2026 totaled $6.5 million, compared to $6.3 million for the prior quarter, an increase of $0.2 million, or 3.2%, driven by increases of $0.3 million in the change in fair value of equity investments and $0.1 million in interchange revenue from debit card transactions, partially offset by a decrease of $0.3 million in other non-interest income.

The increase in the change in fair value of equity investments was largely due to an increase in the market value of the Corporation's deferred compensation plan as a result of substantial improvements in financial markets in the current quarter, compared to declines in financial markets in the prior quarter. The increase in interchange revenue from debit card transactions was primarily due to an increase in debit card transaction volume in the current quarter, compared to the prior quarter. The decrease in other non-interest income was largely due to a decrease in interest rate swap fees, due to a decrease in the notional value of new interest rate swaps entered into in the current quarter, compared to the prior quarter, as well as the recognition of additional commissions in the prior quarter from CFS Group.

Non-Interest Expense:

Non-interest expense for the second quarter of 2026 totaled $19.3 million, compared to $17.5 million for the prior quarter, an increase of $1.8 million, or 10.3%, driven by increases of $0.4 million in each of salaries and wages and other non-interest expense, and $0.3 million in each of professional services and marketing and advertising. Salaries and wages increased mainly due to an increase in incentive-based compensation expense in the current quarter, compared to the prior quarter, an increase in expense relating to the increase in the market value of the Corporation's deferred compensation plan, and an increase in full-time equivalent employees, mostly due to the inclusion of summer temporary employees in the current quarter. Other non-interest expense increased primarily due to a $0.3 million write-down of a legacy non-marketable equity investment following the Corporation's reassessment of the investment's carrying value, which included additional qualitative information regarding its expected recoverability. The increase in professional services was largely due to recurring costs relating to the Corporation's subordinated debt and tax services performed for the Corporation's Wealth Management Group in the current quarter. Marketing and advertising increased largely due to the timing of advertising activity associated with multiple promotional campaigns which were active in the current quarter.

Income Tax Expense:

Income tax expense for the second quarter of 2026 was $2.5 million, compared to $2.6 million for the prior quarter, a decrease of $0.1 million. The decrease in income tax expense was primarily due to a decrease in pre-tax income compared to the prior quarter. The effective tax rate for the current quarter decreased to 22.0%, compared to 22.3% for the prior quarter.

2nd Quarter 2026 vs 2nd Quarter 2025

Net Interest Income:

Net interest income for the second quarter of 2026 totaled $24.7 million, compared to $20.8 million for the same period in the prior year, an increase of $3.9 million, or 18.8%, driven by an increase of $3.4 million in interest income on loans and a decrease of $2.4 million in interest expense on deposits, partially offset by decreases of $0.9 million in interest and dividend income on taxable securities and $0.5 million in interest income on interest-earning deposits, and an increase of $0.4 million in interest expense on borrowed funds.

Interest income on loans increased mainly due to an increase of $230.0 million in average balances of total loans and an increase of three basis points in the average yield on total loans, compared to the same period in the prior year. The increase in average balances of total loans was concentrated in commercial real estate loans, with smaller increases being attributable to commercial and industrial loans and residential mortgage loans, partially offset by a decrease in average balances of consumer loans. Average balances of total commercial loans increased $248.3 million compared to the same period in the prior year, and growth was relatively evenly distributed between the Corporation's Capital Bank and Canal Bank divisions in the Albany and Western New York markets, respectively. Average balances of commercial loans also grew in the Corporation's legacy Chemung Canal division, compared to the same period in the prior year.

Average balances of residential mortgage loans increased $9.3 million compared to the same period in the prior year, mainly due to increased origination activity in the second half of 2025, and the retention of a larger percentage of total originated balances for investment. The decrease in average balances of consumer loans was primarily due to a decrease in average balances of indirect auto loans as a result of the Corporation continuing to prioritize other types of lending throughout 2025 and year to date in 2026.

The increase in the average yield on total loans compared to the same period in the prior year was mainly due to an increase of 30 basis points in the average yield on residential mortgage loans, partially offset by a decrease of three basis points in the average yield on commercial loans. A decrease of one basis point in the average yield on consumer loans did not have a significant impact on net interest income. The increase in the average yield on residential mortgage loans was largely due to yields on mortgages originated during 2025 and year to date in 2026 generally being higher than the portfolio's average yield. The decrease in the average yield on commercial loans was largely due to a decrease in interest rates on variable rate commercial loans as a result of decreases in benchmark indices between the second quarters of 2025 and 2026.

Interest expense on deposits decreased primarily due to a decrease of $118.7 million in average balances of total interest-bearing deposits, which included brokered deposits, and a decrease of 39 basis points in the average cost of total interest-bearing deposits, each compared to the same period in the prior year. Average balances of total interest-bearing deposits largely decreased due to a decrease of $91.6 million in average balances of brokered deposits compared to the same period in the prior year. Reduced reliance on brokered deposits in the current year period was primarily the result of the Corporation's balance sheet repositioning efforts during 2025, which included the runoff of all outstanding brokered deposits in the third quarter of 2025, as well as a shift in the Corporation's mix of wholesale funding sources in the current year period toward FHLBNY short-term advances. Also contributing to the decrease in average balances of total interest-bearing deposits was a decrease of $67.2 million in average balances of customer time deposits compared to the same period in the prior year, due to the discontinuation of longer-term, higher-cost promotions in the second half of 2025, in favor of shorter-term offerings at interest rates which were periodically reduced as market interest rates decreased, resulting in many previous promotional CDs not being renewed at maturity. Customer time deposits comprised 19.2% of total average deposits during the second quarter of 2026, compared to 21.3% during the same period in the prior year. These decreases were partially offset by an increase of $53.7 million in average balances of savings and money market deposits, compared to the same period in the prior year, largely concentrated in growth in the Corporation's Canal Bank division, as well as the introduction of a new escrow product during the current year period.

The decrease in the average cost of total interest-bearing deposits was largely due to a decrease of 39 basis points in the average cost of customer time deposits and a decrease of 20 basis points in the average cost of savings and money market deposits, respectively, compared to the same period in the prior year, as well as the current year period including lower average balances of higher-cost brokered deposits, which decreased $91.6 million compared to the same period in the prior year. Similar to the decrease in average balances of customer time deposits, the decrease in the average cost was partially attributable to the discontinuation of certain longer-term, higher-cost promotions in the second half of 2025, which was in part due to a reduced necessity to fund loan growth via higher-cost time deposits following the Corporation's balance sheet repositioning during 2025. The decrease in the average cost of savings and money market deposits was mainly due to targeted reductions in tiered interest rates offered on money market deposits which occurred in the fourth quarter of 2025 and the first quarter of 2026 as market interest rates declined.

Interest and dividend income on taxable securities decreased largely due to a decrease of $211.4 million in average balances of taxable securities, primarily due to sales of available for sale securities during the second quarter of 2025 as part of the balance sheet repositioning, as well as normal year-over-year net paydowns and maturities, totaling $26.9 million between the second quarters of 2025 and 2026. This decrease was partially offset by an increase of 18 basis points in the average yield on taxable securities, largely due to the sales of relatively lower-yielding available for sale securities in the second quarter of 2025. Interest income on interest-earning deposits decreased primarily due to a decrease of $40.9 million in average balances, compared to the same period in the prior year. Average balances of interest-earning deposits decreased mostly as a result of the Corporation utilizing cash proceeds from the sales of available for sale securities in 2025 to fund loan growth and pay off wholesale funding liabilities in the second half of 2025.

Interest expense on borrowed funds increased largely due to an increase of $13.3 million in average balances of total borrowed funds, and an increase of 77 basis points in the average cost of total borrowed funds, each compared to the same period in the prior year. Both the increase in average balances and average cost of total borrowed funds were primarily due to the issuance of subordinated debt in the second quarter of 2025, resulting in an increase of $33.8 million in average balances of subordinated debt. Average balances of other sources of borrowed funds, including FHLBNY overnight and term advances, decreased $20.5 million compared to the same period in the prior year. Partially offsetting the overall increase in the average cost of total borrowings was a decrease of 57 basis points in the average cost of term advances and other debt, as a result of the declining market interest rate environment in the second half of 2025.

Fully taxable equivalent net interest margin was 3.67% for the second quarter of 2026, compared to 3.05% for the same period in the prior year. Average interest-earning assets decreased $43.3 million, while average interest-bearing liabilities decreased $105.4 million, compared to the same period in the prior year, both primarily due to the net impact of the Corporation's balance sheet repositioning efforts in 2025. The average yield on interest-earning assets increased 35 basis points to 5.18%, while the average cost of interest-bearing liabilities decreased 30 basis points to 2.27%, each compared to the same period in the prior year. Total cost of funds was 1.67% for the current quarter, compared to 1.94% for the same period in the prior year, a decrease of 27 basis points.

Provision for Credit Losses:

Provision for credit losses was $0.6 million for the second quarter of 2026, compared to $1.1 million for the same period in the prior year, a decrease of $0.5 million. The decrease in provision expense was driven by stable model inputs in the current year period, partially offset by stronger total loan growth in the current year period, which totaled $55.4 million, compared to growth of $34.8 million during the same period in the prior year. Changes to model inputs, including deteriorations in U.S. unemployment and GDP forecasts, a decline in modeled prepayment speeds, and an increase in qualitative factor adjustment rates, each contributed to the higher provision in the prior year period. Net charge-offs totaled $0.2 million for the second quarter of 2026, compared to $1.0 million for the same period in the prior year. However, $0.8 million in balances charged-off in the prior year period had previously been specifically reserved against; excluding those loans noted above, net charge-offs were comparable between the two periods.

Non-Interest Income:

Non-interest income for the second quarter of 2026 was $6.5 million, compared to negative non-interest income of $10.7 million for the same period in the prior year. The Corporation recognized a pre-tax loss of $17.5 million on the sale of a portion of its available for sale securities portfolio as part of its balance sheet repositioning efforts during 2025. Recurring non-interest income (see Non-GAAP reconciliations), which excludes the loss on the sale of available for sale securities and the gain on the sale of a previous branch property in the prior year period, increased $0.3 million, or 5.5%, compared to the same period in the prior year. The increase was driven by increases of $0.2 million in each of wealth management group fee income and the change in fair value of equity investments. Wealth management group fee income increased mainly due to an increase in total assets under management, while the increase in the change in fair value of equity investments was mostly due to an increase in the market value of the Corporation's deferred compensation plan. Both increases were largely due to improvements in financial markets between the second quarters of 2025 and 2026.

Non-Interest Expense:

Non-interest expense for the second quarter of 2026 was $19.3 million, compared to $17.8 million for the same period in the prior year, an increase of $1.5 million, or 8.4%, driven by increases of $0.5 million in salaries and wages and $0.4 million in other non-interest expense. Salaries and wages increased primarily due to increased expense recognition relating to the Corporation's deferred compensation plan, as well as annual merit-based increases in base salaries, each compared to the same period in the prior year. Other non-interest expense increased largely due to a $0.3 million write-down of a legacy non-marketable equity investment following the Corporation's reassessment of the investment's carrying value, which included additional qualitative information regarding its expected recoverability.

Income Tax Expense:

Income tax expense for the second quarter of 2026 was $2.5 million, compared to a tax benefit of $2.4 million for the same period in the prior year, an increase of $4.9 million. The increase in income tax expense was primarily due to the loss recognized on the Corporation's sales of available for sale securities in the second quarter of 2025. As of June 30, 2026, the Corporation maintained a valuation allowance of $0.8 million in relation to deferred tax benefits associated with the prior year's loss on sales of available for sale securities.

Asset Quality
Non-performing loans totaled $9.2 million, or 0.39% of total loans, as of June 30, 2026, compared to $7.9 million, or 0.35% of total loans as of December 31, 2025. The increase was largely driven by the addition of commercial loans with balances totaling $4.6 million into non-performing status during the six months ended June 30, 2026, including one commercial and industrial loan with a balance of $2.2 million and one commercial real estate loan with a balance of $2.0 million. Partially offsetting the increase was the transfer of $2.0 million in commercial real estate loan balances to other real estate owned during the six months ended June 30, 2026, net of $0.3 million in related charge-offs, as well as the payoff of two nonaccrual commercial real estate loans, totaling $0.6 million, and $0.2 million in net paydowns on other non-performing commercial loans. Total non-performing retail loans decreased $0.5 million as of June 30, 2026, compared to December 31, 2025.

Non-performing assets totaled $11.2 million, or 0.40% of total assets as of June 30, 2026, compared to $8.2 million, or 0.30% of total assets as of December 31, 2025. In addition to $9.2 million in non-performing loans, non-performing assets include other real estate owned and repossessed vehicles. There was $1.9 million in other real estate owned as of June 30, 2026, all of which was obtained during the first quarter of 2026, including four properties with a fair value of $1.7 million relating to one commercial relationship. Repossessed vehicles were $0.2 million as of June 30, 2026 compared to $0.3 million as of December 31, 2025.

Delinquent loans, inclusive of delinquent non-performing loans, totaled $10.9 million, or 0.46% of total loans, as of June 30, 2026, compared to $11.2 million, or 0.49% of total loans, as of December 31, 2025, a decrease of $0.3 million. The decrease in total delinquent loans was mostly due to the transfer of balances associated with two commercial real estate loans to other real estate owned, totaling $2.0 million, net of related charge-offs. Balances of other delinquent commercial loans increased approximately $0.2 million compared to December 31, 2025. Also contributing to the overall decrease was a decrease of $1.1 million in total delinquent consumer loans. Partially offsetting the decrease in total loan delinquencies was an increase of $2.6 million in residential mortgage loan delinquencies, which was driven by a single $1.9 million mortgage which was delinquent as of June 30, 2026 but was subsequently brought current.

Annualized net charge-offs for the six months ended June 30, 2026 totaled 0.01%, compared to 0.12% for the six months ended June 30, 2025, a decrease of 11 basis points. Minimal net charge-off experience for the current year period was mainly due to a $0.7 million recovery of a commercial and industrial loan that had previously been charged-off during the second quarter of 2025. The charge-off of this loan in the prior year period, followed by its recovery in the current year period, was the primary driver of the favorable variance in net charge-off rates between the two periods. Partially offsetting the $0.7 million recovery in the current year period were $0.3 million in charge-offs of commercial real estate loans concurrent with transfers to other real estate owned, as well as $0.5 million in consumer loan net charge-offs. Commercial loans and residential mortgage loans each had net recovery rates during the current year period, while consumer loan net charge-offs were 0.38% of average consumer loan balances, annualized.

Annualized net charge-offs for the second quarter of 2026 were 0.03%, compared to net recoveries of previously charged-off loans of 0.02% for the prior quarter and net charge-offs of 0.19% for the second quarter of 2025, an increase of five basis points compared to the prior quarter and a decrease of 16 basis points compared to the second quarter of 2025, respectively. The increase in the net charge-off rate compared to the prior quarter was largely due to the $0.7 million recovery of a commercial and industrial loan charge-off in the prior quarter, while the decrease compared to the second quarter of 2025 was also due to the $0.7 million charge-off of the same commercial and industrial loan during the prior year quarter. Commercial loans and residential mortgage loans each had net recovery rates for the second quarter of 2026, while consumer loan net charge-offs were 0.31% of average consumer loan balances, annualized.

The allowance for credit losses on loans was $25.2 million as of June 30, 2026, compared to $24.2 million as of December 31, 2025. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.7 million as of June 30, 2026 and $0.6 million as of December 31, 2025. The increase in the allowance for credit losses on loans was driven by $1.3 million in specific reserve allocations made during the first six months of 2026, including $1.2 million in allocations on one non-owner occupied commercial real estate loan. These allocations were partially offset by charge-offs of specific reserves related to loans transferred to other real estate owned during the first six months of 2026. Also contributing to the increase in the allowance were commercial real estate loan growth and additional qualitative adjustments made during the current year period. Partially offsetting the increase was the impact of annual updates to the Corporation's CECL model, which are implemented in the first quarter each year. The current year update resulted in a net decrease in total modeled loss rates. The ratio of allowance for credit losses on loans to total loans was 1.07% as of both June 30, 2026 and December 31, 2025, while the allowance for credit losses on loans was 275.46% of non-performing loans as of June 30, 2026 and 306.13% as of December 31, 2025.

Balance Sheet Activity
Total assets were $2.820 billion as of June 30, 2026, compared to $2.710 billion as of December 31, 2025, an increase of $110.0 million, or 4.1%. This increase was driven by increases of $97.6 million in loans, net of deferred origination costs, and $23.0 million in total cash and cash equivalents, partially offset by a decrease of $11.6 million in securities available for sale.

Loans, net of deferred origination costs, increased due to an increase of $111.8 million in total commercial loans, partially offset by a decrease of $14.2 million in consumer loans, each compared to prior year-end. Residential mortgage loans were in line with prior year-end. The increase in total commercial loans was mainly due to increases in non-owner occupied commercial real estate loans and construction loans, along with smaller increases in commercial and industrial loans and owner occupied commercial real estate loans, each compared to prior year-end. The Corporation's Canal Bank division was responsible for the largest portion of the increase in total commercial loans, contributing $61.7 million to the overall increase, followed by the Capital Bank division, contributing $54.2 million.

Consumer loans decreased primarily due to net runoff of indirect auto loans, as the Corporation continues prioritizing other types of lending. Partially offsetting the decrease in consumer loans was an increase in home equity lines and loans, mainly the result of a home equity line campaign that began late in the second quarter of 2026. Residential mortgage loans were comparable to prior year-end, with loan origination levels continuing to be negatively impacted by the current interest rate environment.

Cash and cash equivalents increased primarily due to an increase of $93.3 million in total deposits and $11.4 million in paydowns and maturities of available for sale securities, each compared to prior year-end, and net cash provided by operating activities, largely offset by an increase of $97.6 million in loans, net of deferred origination costs, compared to prior year-end. Securities available for sale decreased largely due to year to date net paydowns and maturities totaling $11.4 million, partially offset by an increase in the fair value of securities of $0.1 million, compared to prior year-end.

Total liabilities were $2.550 billion as of June 30, 2026, compared to $2.456 billion as of December 31, 2025, an increase of $94.3 million, or 3.8%. This increase was driven by increases of $93.3 million in total deposits and $2.3 million in advances and other debt.

The increase in total deposits reflected growth of $57.4 million in non interest-bearing deposits and $35.9 million in total interest-bearing deposits, each compared to prior year-end. Growth in non interest‑bearing deposits reflected inflows from both commercial and consumer customers. Consumer non interest-bearing deposit growth was partially due to targeted checking account promotional activity, including enhanced debit card reward program incentives at account opening, during January through April of the current year. Non interest-bearing deposits comprised 28.8% and 27.5% of total deposits as of June 30, 2026 and December 31, 2025, respectively.

Growth in interest-bearing deposits was attributable to inflows of municipal deposits, partially offset by declines in interest-bearing consumer and commercial deposits. Inflows of money market deposits contributed the majority of the increase in total interest-bearing deposits, increasing $79.4 million compared to prior year-end, and included a meaningful increase in insured cash sweep (ICS) deposits for municipalities. In addition, the introduction of new escrow products during the current year supported the increase in money market deposits. Also contributing to the increase in total interest-bearing deposits was an increase of $1.9 million in savings deposits. Time deposits and interest-bearing demand deposits decreased $31.2 million and $14.1 million, respectively. The decrease in time deposits was largely due to previous CD campaign specials which matured and were not renewed. The decrease in interest-bearing demand deposits reflected outflows for both commercial and consumer customers.

Advances and other debt increased primarily due to an increase in total loans, partially offset by an increase in total deposits. Advances and other debt as of June 30, 2026 consisted of a $47.0 million FHLBNY short-term advance, maturing in July 2026, a $42.6 million FHLBNY overnight advance, and $3.3 million in finance lease liabilities.

Total shareholders’ equity was $270.4 million as of June 30, 2026, compared to $254.7 million as of December 31, 2025, an increase of $15.7 million, or 6.1%, driven by an increase of $14.7 million in retained earnings, mostly due to net income for the six months ended June 30, 2026, totaling $18.0 million, partially offset by dividends declared of $3.3 million during the six months ended June 30, 2026. Also contributing to the increase in total shareholders' equity was a decrease of $0.7 million in treasury stock, largely due to distributions relating to annual restricted stock awards.

The total equity to total assets ratio was 9.59% as of June 30, 2026, compared to 9.40% as of December 31, 2025, and the tangible equity to tangible assets ratio was 8.88% as of June 30, 2026, compared to 8.66% as of December 31, 2025.1 Book value per share and tangible book value per share increased to $55.88 and $51.37, respectively, as of June 30, 2026, from $52.97 and $48.43, respectively, as of December 31, 2025.1 As of June 30, 2026, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations.

Wealth Management Group and CFS Group
The market value of total assets under management or administration in our Wealth Management Group was $2.494 billion as of June 30, 2026, including $328.2 million of assets under management or administration for the Corporation, compared to $2.338 billion as of December 31, 2025, including $301.8 million of assets under management or administration for the Corporation, an increase of $155.1 million, or 6.6%. Excluding assets under management or administration for the Corporation, the total market value of Wealth Management Group assets increased $128.6 million, or 6.3%, largely due to improvements in financial markets during the first six months of 2026, compared to conditions as of December 31, 2025. Total fee income attributable to the Wealth Management Group for the six months ended June 30, 2026 was $6.3 million, compared to $5.9 million for the same period in the prior year, an increase of $0.4 million, or 6.8%.

As of June 30, 2026, CFS Group had total client assets of $319.4 million, including $114.6 million of advisory assets under management, compared to client assets of $299.4 million, including $104.1 million of advisory assets under management, as of December 31, 2025, an increase of $20.0 million in total client assets and $10.5 million in advisory assets. Total CFS Group fee and commission income for the six months ended June 30, 2026 was $0.9 million, compared to $0.5 million for the same period in the prior year, an increase of $0.4 million, or 80.0%. The increase in total CFS Group fee and commission income was largely due to recognition of additional income in the current year period following contractual changes to its broker-dealer agreement, improvements in financial markets during the first six months of 2026, and organic client growth across the Corporation's footprint.

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

As of June 30, 2026, the Corporation's cash and cash equivalents balance was $73.1 million. Following the sales of a significant portion of available for sale securities in the prior year, the Corporation continues to maintain an investment portfolio of securities available for sale, consisting of government-sponsored entity mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if needed. As of June 30, 2026, the Corporation's investment in securities available for sale was $269.0 million, $67.0 million of which was not pledged as collateral. Additionally, as of June 30, 2026, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $180.9 million, $89.6 million of which was utilized and $91.3 million of which was available.

As of June 30, 2026, uninsured deposits totaled $744.4 million, or 31.5% of total deposits, including $174.2 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2025, uninsured deposits totaled $682.5 million, or 30.1% of total deposits, including $161.4 million of municipal deposits collateralized by pledged assets, when required. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation had no outstanding brokered deposits as of June 30, 2026 or December 31, 2025. The Corporation may use brokered deposits in the future in funding asset growth or as an additional source of liquidity in supporting ongoing operations.

Other Items
As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of June 30, 2026, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the second quarter of 2026. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of June 30, 2026.

During July 2026, the Office of the Comptroller of the Currency conditionally approved the Bank's application to convert its state charter in the State of New York to a national bank charter. The Bank expects to complete its charter conversion to a national bank prior to the end of 2026.

About Chemung Financial Corporation
Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, geopolitical conflicts, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2025 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2026	2026	2025	2025	2025
ASSETS
Cash and due from financial institutions	$28,994	$27,679	$22,772	$32,445	$35,825
Interest-earning deposits in other financial institutions	44,119	25,691	27,325	75,201	284,226
Total cash and cash equivalents	73,113	53,370	50,097	107,646	320,051

Equity investments	3,605	3,776	3,765	3,616	3,387

Securities available for sale	269,043	275,318	280,598	280,514	287,335
Securities held to maturity	1,560	640	640	680	680
FHLB and FRB stock, at cost	9,690	8,964	9,466	5,524	6,826
Total investment securities	280,293	284,922	290,704	286,718	294,841

Commercial	1,845,751	1,786,541	1,733,912	1,671,261	1,591,999
Residential mortgage	286,875	285,990	286,885	277,729	278,221
Consumer	234,525	239,174	248,764	253,366	262,194
Loans, net of deferred loan fees	2,367,151	2,311,705	2,269,561	2,202,356	2,132,414
Allowance for credit losses	(25,232)	(24,890)	(24,209)	(23,645)	(22,665)
Loans, net	2,341,919	2,286,815	2,245,352	2,178,711	2,109,749

Loans held for sale	2,427	2,708	2,102	3,075	2,212
Premises and equipment, net	14,887	15,050	15,401	15,376	15,438
Operating lease right-of-use assets	5,242	5,485	4,755	4,943	5,139
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	76,892	74,772	76,235	74,725	79,847
Total assets	$2,820,202	$2,748,722	$2,710,235	$2,696,634	$2,852,488

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$681,912	$641,039	$624,532	$633,216	$624,389
Interest-bearing demand deposits	312,521	331,114	326,645	356,271	348,169
Money market deposits	680,752	632,729	601,391	652,289	639,706
Savings deposits	256,375	251,073	254,490	231,905	238,228
Time deposits	432,374	457,941	463,616	484,835	618,470
Total deposits	2,363,934	2,313,896	2,270,674	2,358,516	2,468,962

Advances and other debt	92,855	79,066	90,554	3,530	58,616
Subordinated debt, net of deferred issuance costs	44,079	44,054	44,028	44,002	44,146
Operating lease liabilities	5,440	5,679	4,937	5,124	5,319
Accrued interest payable and other liabilities	43,533	43,098	45,333	40,154	40,479
Total liabilities	2,549,841	2,485,793	2,455,526	2,451,326	2,617,522

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	49,638	49,194	49,547	49,027	48,502
Retained earnings	271,216	264,044	256,484	250,373	244,211
Treasury stock, at cost	(14,601)	(14,638)	(15,322)	(15,069)	(15,095)
Accumulated other comprehensive loss	(35,945)	(35,724)	(36,053)	(39,076)	(42,705)
Total shareholders' equity	270,361	262,929	254,709	245,308	234,966
Total liabilities and shareholders' equity	$2,820,202	$2,748,722	$2,710,235	$2,696,634	$2,852,488

Period-end shares outstanding	4,838	4,837	4,809	4,812	4,810

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
(in thousands, except per share data)	2026	2025		2026	2025
Interest and dividend income:
Loans, including fees	$32,822	$29,435	11.5	$64,343	$57,534	11.8
Taxable securities	1,666	2,530	(34.2)	3,353	5,553	(39.6)
Tax exempt securities	78	214	(63.6)	152	465	(67.3)
Interest-earning deposits	325	855	(62.0)	628	1,180	(46.8)
Total interest and dividend income	34,891	33,034	5.6	68,476	64,732	5.8

Interest expense:
Deposits	8,703	11,076	(21.4)	17,242	22,232	(22.4)
Borrowed funds	1,518	1,150	32.0	2,980	1,875	58.9
Total interest expense	10,221	12,226	(16.4)	20,222	24,107	(16.1)

Net interest income	24,670	20,808	18.6	48,254	40,625	18.8
Provision for credit losses	561	1,145	(51.0)	1,162	2,237	(48.1)
Net interest income after provision for credit losses	24,109	19,663	22.6	47,092	38,388	22.7

Non-interest income:
Wealth management group fee income	3,191	2,993	6.6	6,336	5,860	8.1
Service charges on deposit accounts	1,038	1,114	(6.8)	2,089	2,234	(6.5)
Interchange revenue from debit card transactions	1,107	1,110	(0.3)	2,121	2,147	(1.2)
Net (losses) on securities transactions	—	(17,498)	N/M	—	(17,498)	N/M
Change in fair value of equity investments	272	108	151.9	201	61	229.5
Net gains on sales of loans held for sale	47	51	(7.8)	68	91	(25.3)
Net gains (losses) on sales of other real estate owned	—	3	(100.0)	—	(8)	N/M
Income from bank owned life insurance	7	8	(12.5)	14	16	(12.5)
Other	841	1,406	(40.2)	1,994	2,281	(12.6)
Total non-interest income	6,503	(10,705)	N/M	12,823	(4,816)	N/M

Non-interest expense:
Salaries and wages	8,037	7,579	6.0	15,637	14,788	5.7
Pension and other employee benefits	2,286	2,112	8.2	4,408	4,034	9.3
Other components of net periodic pension and postretirement benefits	(142)	(113)	(25.7)	(284)	(226)	(25.7)
Net occupancy	1,546	1,431	8.0	3,074	2,964	3.7
Furniture and equipment	498	455	9.5	907	828	9.5
Data processing	2,615	2,563	2.0	5,151	5,097	1.1
Professional services	962	805	19.5	1,653	1,443	14.6
Marketing and advertising	497	351	41.6	738	690	7.0
Other real estate owned expense	17	3	N/M	25	14	78.6
FDIC insurance	304	434	(30.0)	619	873	(29.1)
Loan expense	458	296	54.7	792	574	38.0
Other	2,243	1,853	21.0	4,063	3,617	12.3
Total non-interest expense	19,321	17,769	8.7	36,783	34,696	6.0

Income before income tax expense	11,291	(8,811)	N/M	23,132	(1,124)	N/M
Income tax expense	2,481	(2,359)	N/M	5,123	(695)	N/M
Net income	$8,810	$(6,452)	N/M	$18,009	$(429)	N/M

Basic and diluted earnings per share	$1.82	$(1.35)		$3.73	$(0.09)
Cash dividends declared per share	$0.34	$0.32		$0.68	$0.64
Average basic and diluted shares outstanding	4,838	4,808		4,830	4,798

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited)	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2026	2026	2025	2025	2025	2026	2025
RESULTS OF OPERATIONS
Interest income	$34,891	$33,585	$34,219	$33,884	$33,034	$68,476	$64,732
Interest expense	10,221	10,001	10,375	11,196	12,226	20,222	24,107
Net interest income	24,670	23,584	23,844	22,688	20,808	48,254	40,625
Provision for credit losses	561	601	1,136	1,064	1,145	1,162	2,237
Net interest income after provision for credit losses	24,109	22,983	22,708	21,624	19,663	47,092	38,388
Non-interest income	6,503	6,320	6,673	6,088	(10,705)	12,823	(4,816)
Non-interest expense	19,321	17,462	18,388	17,645	17,769	36,783	34,696
Income (loss) before income tax expense	11,291	11,841	10,993	10,067	(8,811)	23,132	(1,124)
Income tax expense	2,481	2,642	3,252	2,275	(2,359)	5,123	(695)
Net income (loss)	$8,810	$9,199	$7,741	$7,792	$(6,452)	$18,009	$(429)

Basic and diluted earnings per share	$1.82	$1.91	$1.61	$1.62	$(1.35)	$3.73	$(0.09)
Average basic and diluted shares outstanding	4,838	4,825	4,811	4,811	4,808	4,830	4,798

PERFORMANCE RATIOS
Return on average assets	1.27%	1.36%	1.14%	1.15%	(0.92%)	1.32%	(0.03%)
Return on average equity	13.19%	14.25%	12.17%	12.89%	(11.29%)	13.71%	(0.38%)
Return on average tangible equity (a)	14.37%	15.54%	13.32%	14.18%	(12.48%)	14.94%	(0.42%)
Efficiency ratio (unadjusted) (e)	61.98%	58.39%	60.25%	61.32%	175.88%	60.22%	96.89%
Efficiency ratio (adjusted) (a)	61.85%	58.27%	60.12%	61.18%	65.69%	60.10%	65.67%
Non-interest expense to average assets	2.79%	2.59%	2.71%	2.61%	2.54%	2.69%	2.50%
Loans to deposits	100.14%	99.91%	99.95%	93.38%	86.37%	100.14%	86.37%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.64%	5.59%	5.69%	5.68%	5.61%	5.61%	5.55%
Yield on investments	2.27%	2.28%	2.40%	2.55%	2.27%	2.27%	2.26%
Yield on interest-earning assets	5.18%	5.13%	5.18%	5.15%	4.83%	5.15%	4.78%
Cost of interest-bearing deposits	2.06%	2.05%	2.18%	2.36%	2.45%	2.06%	2.47%
Cost of borrowings	5.67%	5.74%	7.42%	7.33%	4.90%	5.70%	4.76%
Cost of interest-bearing liabilities	2.27%	2.27%	2.34%	2.51%	2.57%	2.27%	2.56%
Cost of funds	1.67%	1.67%	1.72%	1.85%	1.94%	1.67%	1.93%
Interest rate spread	2.91%	2.86%	2.84%	2.64%	2.26%	2.88%	2.22%
Net interest margin, fully taxable equivalent	3.67%	3.60%	3.61%	3.45%	3.05%	3.63%	3.00%

CAPITAL
Total equity to total assets at end of period	9.59%	9.57%	9.40%	9.10%	8.24%	9.59%	8.24%
Tangible equity to tangible assets at end of period (a)	8.88%	8.84%	8.66%	8.36%	7.53%	8.88%	7.53%
Book value per share	$55.88	$54.36	$52.97	$50.98	$48.85	$55.88	$48.85
Tangible book value per share (a)	51.37	49.85	48.43	46.44	44.31	51.37	44.31
Period-end market value per share	74.58	53.82	55.80	52.52	48.47	74.58	48.47
Dividends declared per share	0.34	0.34	0.34	0.34	0.32	0.68	0.64

AVERAGE BALANCES
Loans and loans held for sale (b)	$2,338,605	$2,292,239	$2,223,188	$2,171,673	$2,108,557	$2,315,550	$2,093,233
Interest-earning assets	2,706,598	2,662,192	2,625,177	2,617,680	2,749,856	2,684,518	2,739,813
Total assets	2,774,578	2,733,232	2,691,963	2,684,273	2,802,226	2,753,844	2,793,369
Deposits	2,352,242	2,319,614	2,340,931	2,343,596	2,432,713	2,336,019	2,439,119
Total equity	267,809	261,823	252,325	239,836	229,161	264,833	225,999
Tangible equity (a)	245,985	239,999	230,501	218,012	207,337	243,009	204,175

ASSET QUALITY
Net charge-offs (recoveries)	$160	$(94)	$532	$86	$992	$66	$1,254
Non-performing loans (c)	9,160	7,627	7,908	7,762	8,237	9,160	8,237
Non-performing assets (d)	11,211	9,758	8,165	7,972	8,447	11,211	8,447
Allowance for credit losses	25,232	24,890	24,209	23,465	22,665	25,232	22,665
Annualized net charge-offs (recoveries) to average loans	0.03%	(0.02%)	0.09%	0.02%	0.19%	0.01%	0.12%
Non-performing loans to total loans	0.39%	0.33%	0.35%	0.35%	0.39%	0.39%	0.39%
Non-performing assets to total assets	0.40%	0.36%	0.30%	0.30%	0.30%	0.40%	0.30%
Allowance for credit losses to total loans	1.07%	1.08%	1.07%	1.07%	1.06%	1.07%	1.06%
Allowance for credit losses to non-performing loans	275.46%	326.34%	306.13%	304.63%	275.16%	275.46%	275.16%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include nonaccrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025			Three Months Ended June 30, 2026 vs. 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,816,492	$26,384	5.83%	$1,568,239	$22,909	5.86%	$3,475	$3,607	$(132)
Residential mortgage loans	285,723	3,159	4.43%	276,391	2,847	4.13%	312	98	214
Consumer loans	236,390	3,328	5.65%	263,927	3,727	5.66%	(399)	(388)	(11)
Taxable securities	322,178	1,669	2.08%	533,573	2,533	1.90%	(864)	(1,078)	214
Tax-exempt securities	10,951	89	3.26%	31,967	239	3.00%	(150)	(169)	19
Interest-earning deposits	34,864	325	3.74%	75,759	855	4.53%	(530)	(401)	(129)
Total interest-earning assets	2,706,598	34,954	5.18%	2,749,856	33,110	4.83%	1,844	1,669	175

Non interest-earning assets:
Cash and due from banks	25,474			25,005
Other assets	67,713			49,911
Allowance for credit losses	(25,207)			(22,546)
Total assets	$2,774,578			$2,802,226

Interest-bearing liabilities:
Interest-bearing checking	$321,366	$1,152	1.44%	$334,957	$1,297	1.55%	$(145)	$(52)	$(93)
Savings and money market	921,455	4,036	1.76%	867,723	4,237	1.96%	(201)	252	(453)
Time deposits	451,968	3,504	3.11%	519,181	4,536	3.50%	(1,032)	(552)	(480)
Brokered deposits	1,183	11	3.73%	92,826	1,006	4.35%	(995)	(870)	(125)
FHLBNY overnight advances	3,231	31	3.85%	4,381	50	4.58%	(19)	(12)	(7)
Term advances and other debt	60,031	589	3.94%	79,413	893	4.51%	(304)	(200)	(104)
Subordinated debt	44,064	898	8.17%	10,254	207	8.10%	691	689	2
Total interest-bearing liabilities	1,803,298	10,221	2.27%	1,908,735	12,226	2.57%	(2,005)	(745)	(1,260)

Non interest-bearing liabilities:
Demand deposits	656,270			618,026
Other liabilities	47,201			46,304
Total liabilities	2,506,769			2,573,065
Shareholders' equity	267,809			229,161
Total liabilities and shareholders' equity	$2,774,578			$2,802,226

Fully taxable equivalent net interest income		24,733			20,884		$3,849	$2,414	$1,435
Net interest rate spread (1)			2.91%			2.26%
Net interest margin, fully taxable equivalent (2)			3.67%			3.05%
Taxable equivalent adjustment		(63)			(76)
Net interest income		$24,670			$20,808

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025			Six Months Ended June 30, 2026 vs. 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,789,395	$51,495	5.80%	$1,548,741	$44,605	5.81%	$6,890	$6,926	$(36)
Residential mortgage loans	285,965	6,284	4.43%	275,960	5,548	4.05%	736	206	530
Consumer loans	240,190	6,661	5.59%	268,532	7,478	5.62%	(817)	(786)	(31)
Taxable securities	324,657	3,359	2.09%	558,952	5,559	2.01%	(2,200)	(2,416)	216
Tax-exempt securities	10,938	174	3.21%	34,846	518	3.00%	(344)	(378)	34
Interest-earning deposits	33,373	628	3.79%	52,782	1,180	4.51%	(552)	(386)	(166)
Total interest-earning assets	2,684,518	68,601	5.15%	2,739,813	64,888	4.78%	3,713	3,166	547

Non interest-earning assets:
Cash and due from banks	25,857			25,527
Other assets	68,371			50,083
Allowance for credit losses	(24,902)			(22,054)
Total assets	$2,753,844			$2,793,369

Interest-bearing liabilities:
Interest-bearing checking	$327,011	$2,332	1.44%	$335,556	$2,601	1.56%	$(269)	$(65)	$(204)
Savings and money market	891,088	7,523	1.70%	863,354	8,103	1.89%	(580)	254	(834)
Time deposits	457,223	7,081	3.12%	517,045	9,239	3.60%	(2,158)	(1,003)	(1,155)
Brokered deposits	16,369	306	3.77%	102,777	2,289	4.49%	(1,983)	(1,665)	(318)
FHLBNY overnight advances	14,674	284	3.90%	12,535	285	4.58%	(1)	45	(46)
Term advances and other debt	46,617	901	3.90%	61,780	1,383	4.51%	(482)	(309)	(173)
Subordinated debt	44,051	1,795	8.22%	5,155	207	8.10%	1,588	1,585	3
Total interest-bearing liabilities	1,797,033	20,222	2.27%	1,898,202	24,107	2.56%	(3,885)	(1,158)	(2,727)

Non interest-bearing liabilities:
Demand deposits	644,328			620,387
Other liabilities	47,650			48,781
Total liabilities	2,489,011			2,567,370
Shareholders' equity	264,833			225,999
Total liabilities and shareholders' equity	$2,753,844			$2,793,369

Fully taxable equivalent net interest income		48,379			40,781		$7,598	$4,324	$3,274
Net interest rate spread (1)			2.88%			2.22%
Net interest margin, fully taxable equivalent (2)			3.63%			3.00%
Taxable equivalent adjustment		(125)			(156)
Net interest income		$48,254			$40,625

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2026			Three Months Ended March 31, 2026			Three Months Ended June 30, 2026 vs. March 31, 2026
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,816,492	$26,384	5.83%	$1,761,997	$25,110	5.78%	$1,274	$1,014	$260
Residential mortgage loans	285,723	3,159	4.43%	286,210	3,125	4.43%	34	—	34
Consumer loans	236,390	3,328	5.65%	244,032	3,334	5.54%	(6)	(84)	78
Taxable securities	322,178	1,669	2.08%	327,163	1,690	2.09%	(21)	(15)	(6)
Tax-exempt securities	10,951	89	3.26%	10,925	85	3.16%	4	—	4
Interest-earning deposits	34,864	325	3.74%	31,865	303	3.86%	22	31	(9)
Total interest-earning assets	2,706,598	34,954	5.18%	2,662,192	33,647	5.13%	1,307	946	361

Non interest-earning assets:
Cash and due from banks	25,474			26,244
Other assets	67,713			69,391
Allowance for credit losses	(25,207)			(24,595)
Total assets	$2,774,578			$2,733,232

Interest-bearing liabilities:
Interest-bearing checking	$321,366	$1,152	1.44%	$332,718	$1,180	1.44%	$(28)	$(27)	$(1)
Savings and money market	921,455	4,036	1.76%	860,382	3,487	1.64%	549	274	275
Time deposits	451,968	3,504	3.11%	462,536	3,577	3.14%	(73)	(51)	(22)
Brokered deposits	1,183	11	3.73%	31,725	295	3.77%	(284)	(281)	(3)
FHLBNY overnight advances	3,231	31	3.85%	26,244	252	3.89%	(221)	(218)	(3)
Term advances and other debt	60,031	589	3.94%	33,054	312	3.83%	277	268	9
Subordinated debt	44,064	898	8.17%	44,038	898	8.27%	—	4	(4)
Total interest-bearing liabilities	1,803,298	10,221	2.27%	1,790,697	10,001	2.27%	220	(31)	251

Non interest-bearing liabilities:
Demand deposits	656,270			632,253
Other liabilities	47,201			48,459
Total liabilities	2,506,769			2,471,409
Shareholders' equity	267,809			261,823
Total liabilities and shareholders' equity	$2,774,578			$2,733,232

Fully taxable equivalent net interest income		24,733			23,646		$1,087	$977	$110
Net interest rate spread (1)			2.91%			2.86%
Net interest margin, fully taxable equivalent (2)			3.67%			3.60%
Taxable equivalent adjustment		(63)			(62)
Net interest income		$24,670			$23,584

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt obligations, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2026	2026	2025	2025	2025	2026	2025
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$24,670	$23,584	$23,844	$22,688	$20,808	$48,254	$40,625
Fully taxable equivalent adjustment	63	62	70	67	76	125	156
Fully taxable equivalent net interest income (non-GAAP)	$24,733	$23,646	$23,914	$22,755	$20,884	$48,379	$40,781

Average interest-earning assets (GAAP)	$2,706,598	$2,662,192	$2,625,177	$2,617,680	$2,749,856	$2,684,518	$2,739,813

Net interest margin - fully taxable equivalent (non-GAAP)	3.67%	3.60%	3.61%	3.45%	3.05%	3.63%	3.00%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2026	2026	2025	2025	2025	2026	2025
EFFICIENCY RATIO
Net interest income (GAAP)	$24,670	$23,584	$23,844	$22,688	$20,808	$48,254	$40,625
Fully taxable equivalent adjustment	63	62	70	67	76	125	156
Fully taxable equivalent net interest income (non-GAAP)	$24,733	$23,646	$23,914	$22,755	$20,884	$48,379	$40,781

Non-interest income (GAAP)	$6,503	$6,320	$6,673	$6,088	$(10,705)	$12,823	$(4,816)
Less: net (gains) losses on securities transactions	—	—	—	—	17,498	—	17,498
Less: (gain) loss on sale of branch property	—	—	—	—	(629)	—	(629)
Adjusted non-interest income (non-GAAP)	$6,503	$6,320	$6,673	$6,088	$6,164	$12,823	$12,053

Non-interest expense (GAAP)	$19,321	$17,462	$18,388	$17,645	$17,769	$36,783	$34,696

Efficiency ratio (unadjusted)	61.98%	58.39%	60.25%	61.32%	175.88%	60.22%	96.89%
Efficiency ratio (adjusted)	61.85%	58.27%	60.12%	61.18%	65.69%	60.10%	65.67%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and other intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2026	2026	2025	2025	2025	2026	2025
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$270,361	$262,929	$254,709	$245,308	$234,966	$270,361	$234,966
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$248,537	$241,105	$232,885	$223,484	$213,142	$248,537	$213,142

Total assets (GAAP)	$2,820,202	$2,748,722	$2,710,235	$2,696,634	$2,852,488	$2,820,202	$2,852,488
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,798,378	$2,726,898	$2,688,411	$2,674,810	$2,830,664	$2,798,378	$2,830,664

Total equity to total assets at end of period (GAAP)	9.59%	9.57%	9.40%	9.10%	8.24%	9.59%	8.24%
Book value per share (GAAP)	$55.88	$54.36	$52.97	$50.98	$48.85	$55.88	$48.85

Tangible equity to tangible assets at end of period (non-GAAP)	8.88%	8.84%	8.66%	8.36%	7.53%	8.88%	7.53%
Tangible book value per share (non-GAAP)	$51.37	$49.85	$48.43	$46.44	$44.31	$51.37	$44.31

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and other intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2026	2026	2025	2025	2025	2026	2025
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$267,809	$261,823	$252,325	$239,836	$229,161	$264,833	$225,999
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$245,985	$239,999	$230,501	$218,012	$207,337	$243,009	$204,175

Net income (GAAP)	$8,810	$9,199	$7,741	$7,792	$(6,452)	$18,009	$(429)

Return on average equity (GAAP)	13.19%	14.25%	12.17%	12.89%	(11.29%)	13.71%	(0.38%)
Return on average tangible equity (non-GAAP)	14.37%	15.54%	13.32%	14.18%	(12.48%)	14.94%	(0.42%)

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROAA, and ROAE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2026	2026	2025	2025	2025	2026	2025
NON-GAAP NET INCOME
Reported net income (GAAP)	$8,810	$9,199	$7,741	$7,792	$(6,452)	$18,009	$(429)
Net (gains) losses on securities transactions (net of tax)	—	—	—	—	13,237	—	13,237
Net (gain) loss on sale of branch property (net of tax)	—	—	—	—	(463)	—	(463)
Net income (non-GAAP)	$8,810	$9,199	$7,741	$7,792	$6,322	$18,009	$12,345

Average basic and diluted shares outstanding	4,838	4,825	4,811	4,811	4,808	4,830	4,798

Average total assets (GAAP)	$2,774,578	$2,733,232	$2,691,963	$2,684,273	$2,802,226	$2,753,844	$2,793,369
Average total shareholders' equity (GAAP)	267,809	261,823	252,325	239,836	229,161	264,833	225,999

Reported basic and diluted earnings per share (GAAP)	$1.82	$1.91	$1.61	$1.62	$(1.35)	$3.73	$(0.09)
Reported return on average assets (GAAP)	1.27%	1.36%	1.14%	1.15%	(0.92%)	1.32%	(0.03%)
Reported return on average equity (GAAP)	13.19%	14.25%	12.17%	12.89%	(11.29%)	13.71%	(0.38%)

Basic and diluted earnings per share (non-GAAP)	$1.82	$1.91	$1.61	$1.62	$1.31	$3.73	$2.57
Return on average assets (non-GAAP)	1.27%	1.36%	1.14%	1.15%	0.90%	1.32%	0.89%
Return on average equity (non-GAAP)	13.19%	14.25%	12.17%	12.89%	11.07%	13.71%	11.02%

Category: Financial
Source: Chemung Financial Corp